EXHIBIT E

                     Salomon Brothers Inc

March 9, 1995

Board of Directors
PacifiCorp
700 N.E. Multnomah
Suite 1600
Portland, Oregon  97232-4116

To the Board of Directors:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to PacifiCorp (the "Company") of the consideration per share to be paid to the minority shareholders of Pacific Telecom, Inc. ("PTI") in connection with the proposed merger (the "Merger") of PT Merger Corporation, an indirect wholly owned subsidiary of the Company ("Sub"), into PTI, as contemplated by the Merger Agreement to be dated as of March 9, 1995 (the "Merger Agreement"), among PacifiCorp Holdings, Inc., a direct wholly owned subsidiary of the Company, Sub and PTI. Pursuant to the Merger, those shares of common stock of PTI owned by the minority shareholders of PTI will be canceled and converted into the right to receive $30 per share in cash.

In arriving at our opinion, we have reviewed the draft Merger Agreement and draft of the related schedule provided to us and assumed that the definitive Merger Agreement and related schedule will not differ in any material respect from such drafts. We also have reviewed certain publicly available business and financial information relating to PTI, as well as certain other information, including financial projections prepared by PTI, provided to us by the Company. We have discussed the past and current operations and financial condition and prospects of PTI with its senior management and senior management of the Company. We have considered certain publicly available information with respect to other companies and businesses that we believe to be comparable to PTI and publicly available information with respect to transactions involving the sale of other companies or businesses that we believe to be relevant to our analysis. We have also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria which we deemed relevant.

In our review and analysis and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of PTI. We have also taken into account our assessment of general economic, market and financial conditions, as well as our experience in connection with similar transactions. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of PTI's management as to the future financial performance of PTI and we express no opinion with respect to such forecasts or the assumptions on which they are based. Our opinion is necessarily based solely upon information available to us and business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter and does not address the underlying business decision of the Company to effect the Merger or constitute a recommendation to any holder of shares of PTI as to how such holder should vote with respect to the Merger.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services. As you are aware, in the ordinary course of our business, Salomon Brothers Inc trades the outstanding debt and/or equity securities of the Company and certain of its affiliates (including PTI) for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Brothers Inc has previously rendered certain investment banking and financial advisory services to the Company and certain of its affiliates (including PTI) for which we have received customary compensation.

It is understood that this letter is for the information of the Board of Directors of the Company only and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, offering memorandum or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Salomon Brothers Inc.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration per share to be paid to the minority shareholders of PTI in connection with the proposed Merger is fair to the Company from a financial point of view.

Very truly yours,




SALOMON BROTHERS INC